Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 of Rafael Holdings, Inc. of our report dated April 28, 2025, relating to the consolidated financial statements of Cyclo Therapeutics, Inc. and Subsidiaries, as of and for the years ended December 31, 2024 and 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

June 26, 2025